Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE INCREASED SALES AND EARNINGS IN FIRST QUARTER FISCAL 2005

First quarter net sales up 4% with sales growth in all five lines of business

Diluted earnings per share of $.44 for the first quarter, at high end of company’s outlook range

CHICAGO (Oct. 26, 2004) – Sara Lee Corporation today announced that net sales for the first quarter of fiscal 2005, ending Oct. 2, 2004, increased 4% to $4.9 billion, compared to $4.7 billion in the prior year’s quarter. Diluted earnings per share (EPS) were $.44 for the first quarter, compared to $.29 for the year-ago period. Sara Lee achieved the high end of its EPS outlook range of $.39 to $.44.

The company reported higher sales in all of its five lines of business: Meats, Bakery, Beverage, Household Products and Branded Apparel. Four of the five lines of business generated higher operating segment income compared to the first quarter of fiscal 2004, with double-digit increases for Bakery, Household Products and Branded Apparel, and high single-digit growth for Beverage. Operating segment income for Meats was significantly lower, primarily due to the negative impact of higher raw material costs.

The company’s brand segmentation strategy continued to be a valuable tool for focusing resources, including media advertising and promotion (MAP) spending, on the brands with the greatest growth potential. In the first quarter, the company’s Strategic Investment brands received a disproportionally higher level of MAP spending, particularly media advertising, than other brands. Overall, MAP spending for the corporation was down 6% in the first quarter compared to the year-ago period.

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Corporate unit volumes decreased 2% during the first quarter of fiscal 2005, primarily due to a shift to value-added products in Meats – resulting in lower unit volumes in pounds – and the planned exit from unprofitable non-core businesses and softness in regional white breads in Bakery.

In July 2004, the corporation received a cash payment of $117 million as a portion of the contingencies associated with the sale of its European cut tobacco business in fiscal 1999 was satisfied. This amount was recognized in the corporation’s earnings in the first quarter of fiscal 2005 and contributed $.15 per share to diluted EPS.

“Sara Lee delivered solid results this quarter, despite a very challenging commodity environment. Overall, our sales grew 4%, while operating segment income increased 3%, overcoming higher commodity costs that negatively affected our Meats and Branded Apparel businesses. Sara Lee Bakery continues to show outstanding improvement in profitability, and we are pleased to report that our Household Products business showed strong profit growth,” said C. Steven McMillan, chairman and chief executive officer of Sara Lee Corporation.

“We remain focused on executing against our brand segmentation strategy and have seen particularly strong results from our Strategic Investment brands. Sara Lee, Senseo, Jimmy Dean and Champion all saw meaningful growth as a result of continued, focused investment and a variety of new product launches in the first quarter. With many new products in the pipeline, I am confident that we will continue to drive growth from our Strategic Investment and Support and Grow brands.

“As we’ve discussed, we continue to actively evaluate our portfolio, including reviewing divestment opportunities for approximately 60 small, local Household Products brands. We also continue to explore all possible strategic options for our European apparel business and will provide an update by the end of the fiscal year,” added McMillan.

Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures.

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MEATS

Sara Lee Meats is a leader in the branded packaged meats business in the United States, Europe and Mexico.

First Quarter Highlights

•	Sales increased as a result of higher net selling prices, the strength of the euro and product mix improvements

•	Global unit volumes in pounds decreased due to higher net selling prices and a shift to value-added products

•	Raw material costs continued to put pressure on operating segment income

•	Supply chain improvements continued to produce cost savings

•	MAP spending was up 3%

	First Quarter		Dollar Change	Percent Change
In millions	2005	2004
Net sales	$1,040	$995	$45	4.5%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(19)	$19

Operating segment income	$62	$101	$(39)	(38.9)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(3)	$3
Exit activities and business dispositions	—	5	(5)

Unit volume change vs. 2004

First Quarter 2005
Global unit volume	(4)%
U.S.	(4)%
Europe	(2)%
Mexico	(6)%

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Retail

•	Overall, retail sales were up compared to last year’s first quarter, driven by increased sales for Jimmy Dean, Hillshire Farm and Sara Lee as a result of higher net selling prices and growth in new products.

•	Higher costs for all significant raw materials, including pork, beef and poultry, continued to negatively affect operating profits. Costs were driven up by increased demand for these proteins, stemming from strong demand for pork, both domestically and internationally, and continued border restrictions for beef. Profits also were impacted by the planned investment in initiatives to drive supply chain efficiencies, improve sales force interactions with customers and enhance packaging designs.

•	Volume increases in the breakfast sandwich and sliced lunchmeat categories were driven by strong performance of new products such as Jimmy Dean frozen breakfast items and Hillshire Farm Deli Select Ultra Thin deli-style products, including the recently launched Combos – sliced meat and cheese in a re-usable Gladware container. The growth in these new products helped to offset softness in hot dogs, breakfast sausage and smoked sausage caused by high selling prices at retail. Deli unit volumes were flat, as strong results for Sara Lee branded deli products, driven by new Sara Lee bold chicken and turkey flavors, were offset by decreases in other deli offerings.

•	The Meats business’s lean manufacturing program, Real-time Results, is now in place and generating substantial incremental savings throughout the United States. Due to the success of the program, it is currently being implemented in Europe and Mexico.

•	Internationally, European volumes declined due to weakness in the traditional channel (i.e., butchers and small, local groceries), while the Mexican business was weak in the modern channel (i.e., supermarkets).

Foodservice

•	Foodservice sales rose on lower volumes, as increased raw material costs drove up net selling prices.

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BAKERY

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, and holds important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

First Quarter Highlights

•	Net sales increased as a result of strong new product sales and favorable currency exchange rates

•	Sales of Sara Lee brand bakery products increased more than 45%

•	Unit volumes decreased due to lower volumes at U.S. fresh bakery

•	Operating segment income rose significantly as a result of higher sales, increased cost saving activities and lower benefit costs

•	MAP spending increased 1%

	First Quarter		Dollar Change	Percent Change
In millions	2005	2004
Net sales	$843	$836	$7	0.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(14)	$14

Operating segment income	$64	$40	$24	59.0%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2
Retiree medical curtailment gain	16	—	16
Accelerated depreciation	(8)	(1)	(7)
Exit activities	—	(3)	3

Unit volume change vs. 2004

First Quarter 2005
Global unit volume	(5)%
Fresh baked goods	(7)%
Refrigerated dough	4%
Frozen baked goods	9%

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Fresh Baked Goods

•	Strong Sara Lee brand sales growth for fresh bakery products in the United States was driven by successful whole-grain new product introductions and continued strong growth rates for core Sara Lee bread and bun products. Five new products were successfully introduced in the first quarter: three new Sara Lee whole-grain bagels and two new Sara Lee Delightful whole-grain breads.

•	U.S. fresh unit volumes decreased as a result of planned exits from unprofitable non-core business and from industrywide softness in regional white bread sales.

•	Profits benefited from continued successful simplification of the U.S. fresh business model through careful management of the number of brands, stock-keeping units and direct-store delivery routes (DSD), as well as control of manufacturing costs.

•	The U.S. fresh business continued its expansion into northeastern Florida through the establishment of new DSD routes.

•	European baking operations showed sales and profit growth driven by higher volumes for crustless breads in Spain and continued market share growth. Profits also increased due to improved manufacturing efficiencies.

Refrigerated and Frozen

•	Worldwide, refrigerated dough reported higher sales and volumes in the first quarter as a result of increased exports in Europe and price-mix improvements in the United States. Profits rose due to manufacturing cost-reduction programs and an improved product mix.

•	Unit volumes and sales for U.S. frozen baked goods rose in the first quarter, primarily as a result of earlier holiday season shipments for retail pies than last year.

•	Sales were up for the frozen business in Australia, driven by sales of new products.

•	Results for the foodservice bakery business in the United States improved due to strong pie sales and new product activity.

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BEVERAGE

Sara Lee Beverage is one of the largest producers of roast and ground coffee in the world, competing in both the retail and foodservice categories. Its primary markets are Europe, the United States and Brazil.

First Quarter Highlights

•	Net sales increased, driven by higher volumes in Europe and Brazil, higher selling prices, positive product mix and favorable foreign currency exchange rates

•	Senseo sales increased 70%

•	Unit volumes were flat, with gains in Europe and Brazil offset by lower volumes in the United States

•	Operating segment income rose, primarily as a result of changes in foreign currency exchange rates

•	MAP spending was up 17%, primarily to fund Senseo launches

	First Quarter		Dollar Change	Percent Change
In millions	2005	2004
Net sales	$754	$692	$62	9.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(37)	$37

Operating segment income	$106	$98	$8	8.7%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(8)	$8

Unit volume change vs. 2004

First Quarter 2005
Global unit volume	0%
Retail	0%
Europe	1%
U.S.	(7)%
Brazil	5%
Foodservice	0%
Europe	3%
U.S.	(1)%

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Retail

•	Senseo, the successful single-serve coffee innovation, drove European retail coffee volumes, sales and profits in the quarter with strong performance in the Netherlands, Belgium, France and Germany. The Sydney variety of Senseo City Sensations flavored coffees was launched in the Netherlands during the quarter.

•	Unit volumes and sales for some of Sara Lee’s European roast and ground coffees were under pressure from private label competition in several countries, including Spain and France.

•	Unit volumes, sales and profits for the U.S. retail coffee brands declined during the first quarter due to strong price competition in the category. The decrease in sales was partially offset by a price increase implemented at the beginning of the first quarter to cover higher commodity, distribution and employee benefits costs. Profits were lower due to strong MAP spending behind Senseo’s U.S. launch. The introduction in the United States showed the same trend as seen during earlier introductions, with a steady build-up of the amount of coffee machines in the market, and gradually increasing distribution rates and sales for Senseo coffee pods.

•	In Brazil, unit volumes and sales for retail coffee were up, supported by television advertising for the Pilão brand. Sales also increased as a result of higher selling prices to cover increased green coffee, freight and energy costs. Profits were slightly lower in Brazil as a result of higher MAP spending.

Foodservice

•	Unit volumes for Cafitesse, the liquid coffee concentrate system, increased in both the United States and Europe. The new liquid coffee concentrate plant in Suffolk, Va., which produces Cafitesse coffee for the U.S. foodservice coffee market, officially opened in September.

•	Sales increased for traditional roast and ground foodservice coffee in the United States, despite a small unit volume decline, as a result of higher selling prices to cover increased commodity costs. Total foodservice profits rose as a result of a price increase combined with lower selling, general and administrative costs (SG&A).

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HOUSEHOLD PRODUCTS

Household Products is Sara Lee’s most global business, with important positions in four core product categories: body care, air care, shoe care and insecticides. This line of business also includes Direct Selling, which reaches consumers through an independent sales force in countries around the world.

First Quarter Highlights

•	Net sales increased, driven by favorable currency exchange rates and growth for shoe care and Direct Selling, partially offset by weakness in air care

•	Total core category unit volume decreased due to softness in air care and body care

•	Operating segment income was up, benefiting from currency and profit increases at shoe care and Direct Selling
•	MAP spending was flat

	First Quarter		Dollar Change	Percent Change
In millions	2005	2004
Net sales	$567	$540	$27	5.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(32)	$32
Dispositions	—	6	(6)

Operating segment income	$76	$67	$9	12.7%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4
Accelerated depreciation	(3)	—	(3)
Exit activities	—	(2)	2

Unit volume change vs. 2004

First Quarter 2005
Household and Body Care core category unit volumes	(2)%
Body Care	(3)%
Air Care	(7)%
Shoe Care	3%
Insecticides	3%

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Household and Body Care

•	Body care sales grew in the first quarter as a result of favorable foreign currency exchange rates and higher sales for the Sanex and Duschdas brands. Sanex shower gels and deodorants continued to perform well in the United Kingdom, helped by the launch of the new roll-on “upside down” deodorant. Sanex for Men, a recently launched line of grooming products specially formulated for men’s skin, performed well in the Netherlands. New Duschdas deodorants drove growth for this local German bath and shower brand. Overall, body care volumes were down as a result of tough comparisons with last year’s first quarter, when a heat wave in Europe drove bath and shower unit volumes.

•	Several new Ambi Pur air care products were launched during the quarter. Ambi Pur Welcome, an automatic bathroom door air freshener, was introduced in the first quarter in the United Kingdom and Italy, following successful launches in the Netherlands and Belgium in the fourth quarter of fiscal 2004. In addition, Ambi Pur Inspira, a continuous non-electrical air freshener, has rolled out to six European countries. Ambi Pur volume and sales trends, which have been weak due to strong competition and a challenging European retail environment, showed signs of improvement at the end of the first quarter driven by the new product launches.

•	Shoe care unit volumes and sales increased, due to a broader product line being carried by a major U.S. drugstore customer and strong performance in several international markets such as South Africa, China and the United Kingdom. Kiwi Sport Express 3-in-1 athletic shoe cleaner gel was introduced in six European countries and the United States during the first quarter.

•	Global unit volumes for insecticides rose, driven by higher volumes in Malaysia and India, the latter primarily as a result of effective media advertising and successful trade promotions. Unit volumes were lower in Europe due to this year’s cooler summer compared to the heat wave that boosted insecticide sales last year.

Direct Selling

•	Sales and profit growth in Direct Selling resulted from good performance in virtually all markets, particularly Mexico, Argentina, Brazil, the Philippines and South Africa.

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BRANDED APPAREL

Sara Lee’s Branded Apparel line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

First Quarter Highlights

•	Net sales increased, benefiting from favorable foreign currency exchange rates

•	Champion showed strong sales growth, driven by the C9 by Champion program

•	Unit volumes were flat as growth in knit products and legwear was offset by lower volumes in intimate apparel

•	Operating segment income increased as a result of lower MAP and SG&A spending, partially offset by higher cotton costs

•	MAP spending decreased 22%, primarily due to timing

	First Quarter		Dollar Change	Percent Change
In millions	2005	2004
Net sales	$1,659	$1,604	$55	3.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(43)	$43
Acquisitions/dispositions	24	17	7

Operating segment income	$140	$127	$13	11.0%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—
Exit activities and business dispositions	6	(4)	10
Acquisitions/dispositions	3	—	3

Unit volume change vs. 2004

First Quarter 2005
Global unit volume	0%
Intimate Apparel - Global	(3)%
U.S.	(1)%
Europe	(4)%
Knit Products - Global	3%
Americas	3%
Europe	3%
Legwear - Global	3%
Sheer Hosiery	3%
Socks	4%

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Intimate Apparel

•	Global intimate apparel unit volumes decreased 3% in the quarter. In the United States, unit volumes for intimates were down slightly, as strength in the department store channel could not entirely offset volume softness at mass retailers and in the outlet store business. In Europe, unit volumes for intimates decreased as a result of strong competition from specialty stores and category weakness due to the softer economy.

•	Global intimates sales were up, primarily due to favorable currency effects in Europe as well as an improved product mix in the United States with department store sales outpacing sales in the mass channel.

•	New intimate apparel product launches in the United States in the first quarter included: barely there Comfortable Curves Tagfree, Bali No Poke Wire, Bali Cool Effects, Bali Lace Desire, Playtex Half Sizes Too and Playtex Secret Slimmers bras. In Europe, Playtex Just My Style intimates were launched in the first quarter.

Knit Products

•	U.S. underwear unit volumes were up in the quarter, with volume gains in both the male and female categories. Sales were slightly down as a result of a shift in product mix.

•	New Hanes ComfortSoft Waistband men’s underwear and Hanes Authentic, which is underwear and casualwear targeted at young people, continued to perform well in the quarter.

•	U.S. activewear unit volumes were flat in the quarter, as strong growth for the Champion brand – driven by the successful introduction of the C9 by Champion program at Target – and volume growth in casualwear, due to differences in the timing of fleece sales as compared to last year’s quarter, were offset by lower volumes in printables. Sales of printable T’s fell as a result of the planned reduction of unprofitable commodity T-shirt sales.

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Legwear

•	Legwear sales increased in the quarter as a result of 3% higher worldwide unit volumes, consisting of a 3% increase for sheer hosiery and a 4% increase for socks.

•	In the sheer hosiery category, higher unit volumes were driven by increased distribution in the U.S. drugstore channel and normalized volumes in Germany, the latter compared to the weak volumes last year as a result of the extremely hot summer.

•	Unit volume growth for socks resulted from new distribution in the discount channel, gains in the U.S. mass retail channel and good results in Europe.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $40 million for the first quarter, a decrease of $9 million compared to the year-ago period resulting from lower debt levels. General corporate expenses were $50 million, compared to $79 million in the year-ago period due to lower employee benefit costs. The effective tax rate was 20% for the first quarter of fiscal 2005, compared to 18% in last year’s first quarter. During the first quarter of fiscal 2005, Sara Lee Corporation repurchased 11 million shares of its common stock at an average price of $21.68 per share. Approximately 24 million shares remain authorized by the board of directors for repurchase.

Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country.

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The contingencies associated with the second tobacco payment passed in July 2004 and the corporation received a cash payment of 95 million euros. This was equivalent to $117 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the first quarter of fiscal 2005. This transaction increased diluted EPS for the first quarter of fiscal 2005 by $.15 per share.

Exit and Business Disposition Activities

The reported results for the first quarter of fiscal 2005 and 2004 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated. The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

	Fiscal Year
In millions	Q1 2005	Q1 2004
Cost of sales	$(5)	$1
Selling, general and administrative expenses	7	1
Charges for (income from) exit activities and business dispositions	(6)	4

Impact on pretax income	$(4)	$6

The income recognized in cost of sales in the first quarter of fiscal 2005, as noted in the table above, consists of a $16 million curtailment gain associated with a Bakery workforce reduction, which was offset in part by accelerated depreciation on assets to be disposed in the Bakery and Household Products segments of $8 million and $3 million, respectively. The $7 million cost recognized in selling, general and administrative expenses relates to accelerated amortization of Bakery intangible assets being exited. The $6 million of income recognized on the exit and business dispositions line of the income statement resulted from the completion of certain activities for amounts more favorable than originally anticipated. Of this total, $3 million relates to amounts received from prior business dispositions and $3 million relates to severance and asset disposition activities. In total, these actions had no net impact on the diluted EPS recognized in the first quarter of fiscal 2005.

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The $4 million of expense recognized on the exit and business dispositions line of the first quarter of fiscal 2004 income statement consists of $13 million of costs primarily related to severance actions offset in part by $9 million of gains related to the disposition of investments and businesses. The $9 million consists of a $13 million gain related to the disposition of an equity method investment in Johnsonville Sausage offset in part by a net loss associated with the disposal of certain Branded Apparel businesses. In total, these actions had no net impact on diluted EPS in the first quarter of fiscal 2004.

Outlook

Sara Lee’s management currently expects diluted EPS for the second quarter of fiscal 2005 to fall within a range of $.35 to $.40, compared to $.39 in the year-ago period. Full-year fiscal 2005 diluted EPS are expected to be in a range of $1.61 to $1.71, compared to $1.59 in fiscal 2004.

Management expects the challenging market conditions that affected operations in the first quarter of fiscal 2005, most notably higher raw material and packaging costs, to continue into the second quarter of this year. All lines of business, except Bakery, are expected to show higher sales in the second quarter of fiscal 2005. Bakery and Branded Apparel are expected to show increases in operating segment income in the second quarter.

For fiscal 2005, Bakery, Household Products and Branded Apparel are expected to show gains in operating segment income, driven by higher sales from new product activity, select price increases to cover higher raw material costs, ongoing cost reductions, better execution and a slightly improving global economic and retail environment. Meats operating segment income is expected to be down as a result of the net impact of higher commodity costs, and Beverage operating segment income is expected to decline as the company invests to support the international rollouts of Senseo.

Webcast

Sara Lee Corporation’s review of first quarter results for fiscal 2005 will be broadcast live via the Internet today at 9 a.m. CDT. The live webcast can be accessed at www.saralee.com, and is anticipated to conclude by 10 a.m. CDT.

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For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Tuesday, Nov. 9, 2004.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making “forward-looking statements” preceded by terms such as “expects,” “projects” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers decide is necessary to service their consumers; (iv) the impact of volatility in the equity markets and interest rates on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such changes on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity

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improvements associated with prior restructuring and cost reduction initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) Sara Lee’s ability to increase prices in response to raw material and other cost increases and the impact of such price increases on profitability; (x) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe and the profitability of the corporation’s meats business; (xi) credit and other business risks associated with customers operating in a highly competitive retail environment; (xii) the corporation’s credit rating issued by the three major credit rating agencies and the impact these ratings have on the corporation’s cost to borrow funds; (xiii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; (xiv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in the United States and other jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the corporation transacts business; and (xv) the continued legality of tobacco products in the Netherlands, Germany and Belgium. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2004, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company manufactures and markets food, beverage, apparel and household products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’ Nuts, Hanes, Playtex, Bali, DIM, Kiwi, Ambi Pur and Sanex.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

	Quarters Ended
(In millions, except per share amounts)	October 2, 2004	September 27, 2003	Percent Change

Net sales	$4,861	$4,666	4.2%

Cost of sales	3,069	2,868
Selling, general and administrative expenses	1,434	1,465
Charges for (income from) exit activities and business dispositions	(6)	4
Contingent sale proceeds	(117)	—
Interest expense	68	70
Interest income	(28)	(21)

	4,420	4,386

Income before income taxes	441	280	57.5
Income taxes	89	50

Net income	$352	$230	53.2

Net income per common share
Basic	$0.45	$0.29	55.2

Diluted	$0.44	$0.29	51.7

Average shares outstanding
Basic	790	780

Diluted	795	804

See accompanying Notes to Financial Statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

	Quarters Ended
	Sales			Operating Income
(In millions)	October 2, 2004	September 27, 2003	Percent Change	October 2, 2004	September 27, 2003	Percent Change

Sara Lee Meats	$1,040	$995	4.5%	$62	$101	(38.9)%
Sara Lee Bakery	843	836	0.8	64	40	59.0
Beverage	754	692	9.0	106	98	8.7
Household Products	567	540	5.0	76	67	12.7
Branded Apparel	1,659	1,604	3.4	140	127	11.0

Total sales and operating segment income	4,863	4,667	4.2	448	433	3.5
Intersegment sales	(2)	(1)	(90.3)	—	—	—
Amortization of identifiable intangibles	—	—	—	(34)	(25)	(36.8)
General corporate expenses	—	—	—	(50)	(79)	37.5
Contingent sale proceeds	—	—	—	117	—	N/M

Total net sales and operating income	4,861	4,666	4.2	481	329	46.4
Net interest expense	—	—	—	(40)	(49)	17.3

Net sales and income before income taxes	$4,861	$4,666	4.2%	$441	$280	57.5%

See accompanying Notes to Financial Statements.

Sara Lee Corporation (NYSE)

Consolidated Balance Sheets

(In millions)	October 2, 2004	July 3, 2004

ASSETS
Cash and equivalents	$135	$638
Trade accounts receivable	2,019	1,882
Inventories	2,872	2,779
Other current assets	413	400

Total current assets	5,439	5,699

Other non-current assets	180	153
Deferred tax asset	290	275
Property, net	3,207	3,271
Trademarks and other identifiable intangibles, net	1,999	2,024
Goodwill	3,435	3,414

	$14,550	$14,836

LIABILITIES AND EQUITY
Notes payable	$460	$54
Accounts payable	1,248	1,325
Accrued liabilities	2,876	2,927
Current maturities of long-term debt	460	1,070

Total current liabilities	5,044	5,376

Long-term debt	4,136	4,171
Pension obligation	871	871
Other liabilities	1,402	1,395
Minority interest in subsidiaries	75	75
Common stockholders’ equity	3,022	2,948

	$14,550	$14,836

See accompanying Notes to Financial Statements.

Notes to Financial Statements

1.)	Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country.

The contingencies associated with the second tobacco payment passed in July 2004, and the corporation received a cash payment of 95 million euros. This was equivalent to $117 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the first quarter of fiscal 2005. This transaction increased diluted EPS for the first quarter of fiscal 2005 by $.15 per share.

2.)	Exit and Business Disposition Activities

The reported results for the first quarter of fiscal 2005 and 2004 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated. The following table illustrates where the cost (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

	Fiscal Year
In millions	Q1 2005	Q1 2004

Cost of sales	$(5)	$1
Selling, general and administrative expenses	7	1
Charges for (income from) exit activities and business dispositions	(6)	4

Impact on pretax income	$(4)	$6

The income recognized in cost of sales in the first quarter of fiscal 2005, as noted in the table above, consists of a $16 million curtailment gain associated with the termination of certain Bakery employees, which was offset in part by accelerated depreciation on assets to be disposed in the Bakery and Household Products segments of $8 million and $3 million, respectively. The $7 million cost recognized in selling, general and administrative expenses relates to accelerated amortization of Bakery intangible assets being exited. The $6 million of income recognized on the exit and business dispositions line of the income statement resulted from the completion of certain activities for amounts more favorable than originally anticipated. Of this total, $3 million relates to amounts received from prior business dispositions and $3 million relates to severance and asset disposition activities. In total, these actions had no net impact on the diluted EPS recognized in the first quarter of fiscal 2005.

The $4 million of expense recognized on the exit and business dispositions line of the first quarter of fiscal 2004 income statement consists of $13 million of costs primarily related to severance actions offset in part by $9 million of gains related to the disposition of investments and businesses. The $9 million consists of a $13 million gain related to the disposition of an equity method investment in Johnsonville Sausage offset in part by a net loss associated with the disposal of certain Branded Apparel businesses. In total, these actions had no net impact on diluted EPS in the first quarter of fiscal 2004.